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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                                          OMB APPROVAL

                                                  OMB Number: 3235-1045
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                                    SCHEDULE 13G

                     Under the Securities Exchange Act of 1934
                               (Amendment No.     )*



                                 Inktomi Corporation
                                 -------------------
                                  (Name of Issuer)


                       Common Stock, $0.001 par value per share
                       ----------------------------------------
                           (Title of Class of Securities)


                                     457277101
                                   --------------
                                   (CUSIP Number)



   Check the appropriate box to designate the rule pursuant to which this
                                Schedule is filed:

                                / / Rule 13d-1(b)

                                / / Rule 13d-1(c)

                                /X/ Rule 13d-1(d)

 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
                                      Notes).



 POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
  IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                            VALID OMB CONTROL NUMBER.

                                  SCHEDULE 13G            Page 2 of 6 Pages
CUSIP No. 457277101

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Eric A. Brewer
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                      (b)  [x]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
------------------------------------------------------------------------------
               5   SOLE VOTING POWER            -0-

   NUMBER OF   ---------------------------------------------------------------
    SHARES     6   SHARED VOTING POWER         4,059,532
 BENEFICIALLY
   OWNED BY    ---------------------------------------------------------------
     EACH      7   SOLE DISPOSITIVE POWER       -0-
  REPORTING
 PERSON WITH:  ---------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER    4,059,532

------------------------------------------------------------------------------
       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                4,059,532
------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                      [  ]
------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  8.3%
------------------------------------------------------------------------------

 12    TYPE OF REPORTING PERSON*
       IN
------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G            Page 3 of 6 Pages
CUSIP No. 457277101

------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Lisa M. Sardegna
------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                (b)  [x]
------------------------------------------------------------------------------
 3   SEC USE ONLY

------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
------------------------------------------------------------------------------
               5   SOLE VOTING POWER           -0-

   NUMBER OF   ---------------------------------------------------------------
    SHARES     6   SHARED VOTING POWER         4,059,532
 BENEFICIALLY
   OWNED BY    ---------------------------------------------------------------
     EACH      7   SOLE DISPOSITIVE POWER       -0-
   REPORTING
 PERSON WITH:  ---------------------------------------------------------------
               8   SHARED DISPOSITIVE POWER    4,059,532

------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               4,059,532
------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                      [  ]

------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                8.3%
------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON*
       IN
------------------------------------------------------------------------------



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G            Page 4 of 6 Pages
CUSIP No. 457277101

ITEM 1(a) NAME OF ISSUER:  Inktomi Corporation

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
          1900 South Norfolk Street, Suite 310, San Mateo, California 94404

ITEM 2(a) NAME OF PERSON FILING: The information contained in Item (1) of the cover pages hereof (pages 2 through 3) is incorporated herein by this reference.

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The principal business office of each person filing is located at: 1900 South Norfolk Street, Suite 310, San Mateo, California 94404.

ITEM 2(c) CITIZENSHIP: Each person filing who is identified on the cover pages hereof is a United States citizen.

ITEM 2(d) TITLE OF CLASS OF SECURITIES: Common Stock, $0.001 par value per share

ITEM 2(e) CUSIP NUMBER:  457277101

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO Sections 240.13d-1(b) OR
          240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:   N/A

          (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

          (b)  / /  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c);

          (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

          (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

          (e) / / An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

          (f) / / An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

          (g) / / A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

          (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

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                                  SCHEDULE 13G            Page 5 of 6 Pages
CUSIP No. 457277101

          (i) / / A church plan is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.     The information contained in Items (5), (6), (7), (8),
          (9) and (11) of the cover pages hereof (pages 2 through 3) is incorporated herein by this reference. The reporting persons are husband and wife and share voting and dispositive power over the aggregate 4,059,532 shares beneficially owned by them.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.  N/A

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.  N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. N/A


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.  N/A


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.  N/A


ITEM 10.  CERTIFICATION.  N/A

                                SIGNATURE(S)

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    February 16, 1999
                                    ------------------------------------------
                                    Date

                                    /s/ Eric A. Brewer
                                    ------------------------------------------
                                    Signature

                                    Eric A. Brewer
                                    ------------------------------------------
                                    Name/Title

                                    /s/ Lisa M. Sardegna
                                    ------------------------------------------
                                    Signature

                                    Lisa M. Sardegna
                                    ------------------------------------------
                                    Name/Title

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                                  SCHEDULE 13G            Page 6 of 6 Pages
CUSIP No. 457277101

                                     EXHIBIT A


                                     AGREEMENT


     This will memorialize the agreement by and among all of the undersigned that the Schedule 13G identifying each of the undersigned as "reporting persons" and mailed to Inktomi Corporation and filed with the Securities and Exchange Commission on or about February 16, 1999 with respect to the beneficial ownership of shares of Inktomi's Common Stock is being filed on behalf of each of the persons signing below. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



Dated: February 16, 1999           /s/ Eric A. Brewer
                                   -------------------------------------------
                                   Eric A. Brewer


Dated:  February 16, 1999          /s/ Lisa M. Sardegna
                                   -------------------------------------------
                                   Lisa M. Sardegna